As filed with the Securities and Exchange Commission on October 4, 2019.

Registration No. 333-233688

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BioNTech SE

(Exact Name of Registrant as Specified in Its Charter)

Not Applicable

(Translation of Registrant’s name into English)

Federal Republic of Germany	2836	NOT APPLICABLE
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Prof. Ugur Sahin, M.D.

An der Goldgrube 12

D-55131 Mainz

Germany

Tel: +49 6131-9084-0

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

BioNTech USA Holding, LLC

228 E 45th Street, Suite 9e

New York, NY 10017

+1 (347) 694-5321

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Paul Claydon Eric W. Blanchard Kristian Wiggert Matthew T. Gehl Covington & Burling LLP 265 Strand London WC2R 1BH United Kingdom +44 20 7067 2000	Jochen Dieselhorst Peter Versteegen Freshfields Bruckhaus Deringer LLP Hohe Bleichen 7 20354 Hamburg Germany +49 40 36 90 60	Stephan Hutter Skadden, Arps, Slate, Meagher & Flom LLP TaunusTurm Taunustor 1 60310 Frankfurt am Main Germany +49 69 74 22 00	Deanna Kirkpatrick Yasin Keshvargar Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 +1 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

BioNTech SE has prepared this Amendment No. 2 to the Registration Statement on Form F-1 solely for the purposes of filing Exhibit 1.1 and amending Exhibit 5.1 to the Registration Statement with the Securities and Exchange Commission and restating the Exhibit Index incorporated by reference in Item 8 of Part II of the Registration Statement. This Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, including the signature pages and the Exhibit Index, and the Exhibits filed herewith. No change is made to the preliminary prospectus constituting Part I of the Registration Statement, and accordingly, such preliminary prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

As a German European public company with limited liability, we are—insofar as applicable pursuant to the SE Regulation and the German law on the implementation of the SE (SEAG)—subject to the German Stock Corporation Act (Aktiengesetz), as amended. Under German law, we may not indemnify members of our Management Board and Supervisory Board to the extent the relevant claim or loss has arisen as a result of the breach by the member of his or her duties owed to us. Otherwise we are required under the law to indemnify our Management Board and Supervisory Board members from and against any liabilities arising out of or in connection with their services to us.

We provide directors’ and officers’ liability insurance for the members of our Management and Supervisory Boards against civil liabilities, which they may incur in connection with their activities on behalf of our company.

In the underwriting agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, the underwriters will agree to indemnify, under certain conditions, us, the members of our Supervisory Board, Management Board and persons who control our company within the meaning of the Securities Act, against certain liabilities, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to our board, executive officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Set forth below is information regarding all securities issued by us without registration under the Securities Act since January 1, 2016. We believe that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Rule 506 promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was either an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act or was our employee, director or consultant and received the securities under our equity incentive plans. None of these transactions involved any underwriters, underwriting discounts or commissions or any public offering. All recipients had adequate access, through their relationships with us to information about us. The sales of these securities were made without any general solicitation or advertising.

•

In February 2018 we issued 22,587,912 ordinary shares in private placements to a group of existing and new investors for aggregate proceeds received of $270.9 million, which we refer to as our Series A financing.

•	In September 2018 we issued 582,714 ordinary shares as part of our Stock Appreciation Rights program for aggregate consideration of €5.9 million ($6.5 million).

•	In October 2018 we issued 3,360,870 ordinary shares in private placements to Pfizer, Fidelity and an existing investor for aggregate proceeds received of $55.0 million.

•	In January 2019 we issued 5,088,204 ordinary shares in private placements to Sanofi and an existing investor for aggregate proceeds received of $92.1 million.

•

In April 2019 we issued 2,374,794 ordinary shares in a private placement to Eli Lilly. The shares were subscribed for by Eli Lilly against contribution in kind of shares in BioNTech Cell & Gene Therapies GmbH, which were valued at $43.0 million.

•

In June and August 2019 we issued an aggregate of 12,465,288 ordinary shares in private placements to a group of existing and new investors for aggregate proceeds received of $225.6 million, which we refer to as our Series B financing.

We also issued 5,524,506 shares for anticipated proceeds of €89.3 million to a Hong Kong-based investor in connection with the Series B private placement. Under the terms of the Series B investment agreement, the investor agreed to fund the closing of such shares by August 23, 2019, but was unable to do so. The shares were transferred to us for no consideration and are held in treasury.

•

In August 2019 we agreed to issue up to 3,038,674 ordinary shares in a private placement to BMGF for aggregate consideration of €49.9 million ($55.0 million). Such issuance will occur upon registration of the shares in the commercial register (Handelsregister), which we expect to occur in early October 2019.

Item 8. Exhibits

(a) The following documents are filed as part of this registration statement:

Exhibit No.	Exhibit

1.1*	Form of Underwriting Agreement

3.1**	Articles of Association of the Registrant

4.1**	Form of Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2**	Registrant’s Specimen Certificate for Ordinary Shares

4.3**	Form of Deposit Agreement among the Registrant, the depositary and holders and beneficial owners of the American Depositary Shares (incorporated herein by reference to Exhibit 1 to the Registrant’s Registration Statement on Form F-6 (File No. 333-233898), filed with the SEC on September 23, 2019.

5.1*	Opinion of Freshfields Bruckhaus Deringer LLP regarding the validity of the Ordinary Shares being registered

10.1**†	Master Agreement for Research Services by and among the Registrant, BioNTech RNA Pharmaceuticals GmbH, BioNTech Diagnostics GmbH, BioNTech Protein Therapeutics GmbH, BioNTech Cell & Gene Therapies GmbH, Eufets GmbH, JPT Peptide Technologies GmbH and TRON-Translationale Onkologie an der Universitätsmedizin der Johannes Gutenberg Universität Mainz gemeinnützige GmbH, dated January 1, 2015

10.2**†	Confirmation Letter by and among the Registrant, BioNTech RNA Pharmaceuticals GmbH and TRON-Translationale Onkologie an der Universitätsmedizin der Johannes Gutenberg Universität Mainz gemeinnützige GmbH dated September 15, 2016

10.3**†	Supplementary Agreement for IVAC Developments to the Master Agreement for Research Services by and among the Registrant, BioNTech RNA Pharmaceuticals GmbH, BioNTech Diagnostics GmbH, BioNTech Protein Therapeutics GmbH, BioNTech Cell & Gene Therapies GmbH, BioNTech Innovative Manufacturing Services GmbH (f/k/a Eufets GmbH), JPT Peptide Technologies GmbH and TRON-Translationale Onkologie an der Universitätsmedizin der Johannes Gutenberg Universität Mainz gemeinnützige GmbH, dated November 28, 2017

Exhibit No.	Exhibit

10.4**†	License Agreement by and among the Registrant, TRON-Translationale Onkologie an der Universitätsmedizin der Johannes Gutenberg Universität Mainz gemeinnützige GmbH, Johannes Gutenberg-Universität Mainz, Universitätsmedizin der Johannes Gutenberg-Universität and Ganymed Pharmaceuticals AG, dated January 1, 2015

10.5**†	Framework Collaboration Agreement by and among the Registrant, BioNTech RNA Pharmaceuticals GmbH, BioNTech Diagnostics GmbH, BioNTech Protein Therapeutics GmbH, BioNTech Cell & Gene Therapies GmbH, BioNTech Innovative Manufacturing Services GmbH, JPT Peptide Technologies GmbH and TRON-Translationale Onkologie an der Universitätsmedizin der Johannes Gutenberg Universität Mainz gemeinnützige GmbH, dated August 29, 2019

10.6**†	Amended Patent License Agreement by and among the Registrant, the Board of Supervisors of Louisiana State University and Agricultural and Mechanical College and Uniwersytet Warszawski, dated May 12, 2015

10.7**†	License and Collaboration Agreement by and between the Registrant and Genmab A/S, dated May 19, 2015

10.8**†	Amendment No. 1 to License and Collaboration Agreement by and between the Registrant and Genmab A/S, dated May 18, 2017

10.9**†	Amendment No. 2 to License and Collaboration Agreement by and between the Registrant and Genmab A/S, dated August 4, 2017

10.10**†	Amendment No. 3 to License and Collaboration Agreement by and between the Registrant and Genmab A/S, dated May 18, 2018

10.11**†	Collaboration and License Agreement by and between Sanofi S.A. and BioNTech RNA Pharmaceuticals GmbH, dated November 2, 2015

10.12**†	Amendment to Collaboration and License Agreement by and between Sanofi S.A. and BioNTech RNA Pharmaceuticals GmbH, dated December 22, 2018

10.13**†	Development Agreement by and between Sanofi S.A. and BioNTech RNA Pharmaceuticals GmbH, dated March 29, 2018

10.14**†	Collaboration Agreement by and among the Registrant, BioNTech RNA Pharmaceuticals GmbH, Genentech, Inc. and F. Hoffman-La Roche Ltd, dated September 20, 2016

10.15**†	Patent Sublicense Agreement by and between CellScript, LLC and BioNTech RNA Pharmaceuticals GmbH, dated July 14, 2017

10.16**†	Patent Sublicense Agreement by and between mRNA RiboTherapeutics, Inc. and BioNTech RNA Pharmaceuticals GmbH, dated July 14, 2017

10.17**†	License and Co-Development Agreement by and between Genevant Sciences GmbH and BioNTech RNA Pharmaceuticals GmbH, dated July 4, 2018

10.18**†	Research Collaboration and License Agreement by and among the Registrant, BioNTech RNA Pharmaceuticals GmbH and Pfizer, Inc., dated July 20, 2018

10.19**†	Collaboration and License Agreement by and between the Trustees of the University of Pennsylvania and BioNTech RNA Pharmaceuticals GmbH, dated October 9, 2018

10.20**†	BioNTech Shareholders’ Agreement by and among the Spring 2019 Parties listed therein, dated August 30, 2019

10.21**†	Sublease Agreement by and among the Registrant and Universitätsmedizin der Johannes Gutenberg-Universität Mainz, dated January 14, 2013

Exhibit No.	Exhibit

10.22**†	Amendment to Sublease Agreement by and among the Registrant and Universitätsmedizin der Johannes Gutenberg-Universität Mainz, dated July 5, 2014

10.23**†	Amendment to Sublease Agreement by and among the Registrant and Universitätsmedizin der Johannes Gutenberg-Universität Mainz, dated June 8, 2015

10.24**†	Amendment to Sublease Agreement by and among the Registrant and Universitätsmedizin der Johannes Gutenberg-Universität Mainz, dated January 18, 2017

10.25**†	Lease Agreement by and among the Registrant and Wolfram Richter, dated August 17, 2011

10.26**†	Amendment No. 1 to Lease Agreement by and among the Registrant and Wolfram Richter, dated February 17, 2012

10.27**†	Amendment No. 2 to Lease Agreement by and among the Registrant and Wolfram Richter, dated February 1, 2013

10.28**†	Amendment No. 3 to Lease Agreement by and among the Registrant and Wolfram Richter, dated March 6, 2013

10.29**†	Amendment No. 4 to Lease Agreement by and among the Registrant and Wolfram Richter, dated December 10, 2013

10.30**†	Amendment No. 5 to Lease Agreement by and among the Registrant and Wolfram Richter, dated March 29, 2016

10.31**†	Amendment No. 6 to Lease Agreement by and among the Registrant and Wolfram Richter, dated October 6, 2017

10.32**†	Lease Agreement by and among the Registrant and Wista-Management GmbH, dated April 12, 2005

10.33**†	Amendment to Lease Agreement by and among the Registrant and Wista-Management GmbH, dated December 27, 2018

10.34**†	Loan Agreement by and between BioNTech Innovative Manufacturing Services GmbH and Deutsche Bank AG dated November 21, 2017

10.35**†	Loan Agreement by and between JPT Peptides Technologies GmbH and Deutsche Bank AG dated July 18, 2018

10.36**†	Investment Agreement by and between the Registrant and the Bill & Melinda Gates Foundation, dated August 30, 2019

10.37**†	Letter Agreement by and between the Registrant and the Bill & Melinda Gates Foundation, dated August 30, 2019

10.38**†	Drug Discovery Research, Development and Commercialization Agreement by and between the Registrant and Eli Lilly and Company, dated May 11, 2015

16.1**	Letter from Baker Tilly GmbH & Co. KG Wirtschaftsprüfungsgesellschaft

21.1**	List of Subsidiaries of the Registrant

23.1**	Consent of Ernst & Young GmbH, Independent Registered Public Accounting Firm

23.2*	Consent of Freshfields Bruckhaus Deringer LLP (included in Exhibit 5.1)

24.1**	Powers of Attorney

*	Filed herewith.
**	Previously filed.
†	Certain information has been excluded from the exhibit because it both (i) is not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

Item 9. Undertakings

The undersigned hereby undertakes:

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mainz, Germany on October 4, 2019.

BIONTECH SE

By:	/s/ Prof. Ugur Sahin, M.D.
	Name:	Prof. Ugur Sahin, M.D.
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Prof. Ugur Sahin, M.D. Prof. Ugur Sahin, M.D.	Chief Executive Officer (principal executive officer)	October 4, 2019

/s/ Dr. Sierk Poetting Dr. Sierk Poetting	Chief Financial Officer (principal accounting officer)	October 4, 2019

* Helmut Jeggle	Chair of the Supervisory Board	October 4, 2019

* Michael Motschmann	Director	October 4, 2019

* Prof. Christoph Huber, M.D.	Director	October 4, 2019

* Dr. Ulrich Wandschneider	Director	October 4, 2019

By:	/s/ Prof. Ugur Sahin, M.D.
Prof. Ugur Sahin, M.D.
Attorney-in-fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of BioNTech SE has signed this registration statement on October 4, 2019.

BIONTECH USA HOLDING, LLC

/s/ Jacob Willemsen
Name: Jacob Willemsen Title: Corporate Secretary